EXHIBIT NO. 5.1












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LOCKE PURNELL RAIN HARRELL
2200 Ross Avenue, Suite 2200
Dallas Texas 75201
(214) 740-8000
FAX: (214) 740-8800

                                January 31, 1997

Comstock Resources, Inc.
5005 LBJ Freeway, Suite 1000
Dallas, Texas  75244

        Re: Registration of 120,000 shares of Common Stock pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Comstock Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of 120,000 shares of Common Stock, $.50 par value, of the Company (the "Common Stock"), of which 100,000 shares are to be issued in connection with the Company's Non-employee Director Retainer Election Plan (the "Plan"), and 20,000 shares are to be issued pursuant to a Nonstatutory Stock Option Agreement dated May 15, 1996 between the Company and Herbert C. Pell, III (the "Option Agreement") as further described in the Registration Statement.

     We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinion hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and assuming, with respect to the shares of Common Stock issued under the Plan and pursuant to the Option Agreement (i) the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect, and (ii) no change occurs in applicable law or the pertinent facts, we are of the opinion that the 120,000 shares of Common Stock that may be issued and sold by the Company from time to time under the Plan or pursuant to the Option Agreement, as described in the Plan or such Option Agreement, will upon issuance and delivery against payment therefor, be duly authorized and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. By so consenting, we do not thereby admit that our firm's consent is required by
Section 7 of the Securities Act.

                             Very truly yours,

                             LOCKE PURNELL RAIN HARRELL
                             (A Professional Corporation)


                             By:   /s/ JACK E. JACOBSEN
                                   Jack E. Jacobsen


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